EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

dated as of

APRIL 1, 2005

between

INTEGRATED DISTRIBUTION SOLUTIONS, L.L.C.,

RETALIX LTD.,

RETALIX SCM, INC.

AND

THE PERSONS LISTED ON SCHEDULE A

ASSET PURCHASE AGREEMENT

AGREEMENT dated as of April 1, 2005 between Integrated Distribution Solutions, L.L.C., a Nebraska limited liability company (“Seller”), Retalix Ltd., an Israeli corporation (“Parent”), Retalix SCM, Inc., a Delaware corporation (“Buyer”), and the persons listed on Schedule A (each a “Covenantor” and collectively, the “Covenantors”)

RECITALS:

WHEREAS, Seller conducts a business (the “Business”) that provides a suite of software products for the food and consumer goods distribution industry; and

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1        Definitions. (a) The following terms, as used herein, have the following meanings:

“Adverse” or “Adversely” when used in conjunction with “Affect,” “Change” or “Effect” shall mean, with respect to the Parent, Buyer or the Seller, as the case may be, any related events, conditions or circumstances which individually or in the aggregate could reasonably be expected to, in a material respect or to a material degree (a) adversely affect the enforceability of this Agreement or the Ancillary Agreements as to such party, (b) adversely affect such party’s assets, liabilities, properties, financial condition or results of operation, (c) impair such party’s ability to fulfill its obligations under the terms of this Agreement or the Ancillary Agreements or (d) adversely affect the aggregate rights and remedies of the other parties under this Agreement or the Ancillary Agreements. “Materiality” as used in this definition, unless specifically stated to the contrary, shall be determined without regard to the fact that various provisions of this Agreement or the Ancillary Agreements set forth specific dollar amounts or the basis for calculating such amounts. Notwithstanding the foregoing, any adverse change, event, development or effect that a reasonable person acting in good faith would conclude principally and directly arose from and related to any of the following shall not be deemed to constitute an adverse affect, change or effect and shall not be taken into account in determining whether there has been a condition or effect, or a series of conditions or effects, that are materially adverse as described above:

i.               General business or economic information and conditions including general information and conditions related to Seller’s industry;

ii.         National or international political or social conditions, including the engagement by the United States and hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or counselor offices or upon any military installations or personnel of the United States;

iii.         Financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

iv.         Changes in law, rules, regulations, orders or other binding directives issued by any governmental authority;

v.          Changes in generally accepted accounting principles;

vi.         The announcement of the transactions contemplated by this Agreement; or

vii.        The taking of any action contemplated by this Agreement and the Ancillary Agreements.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Ancillary Agreements” means the Escrow Agreement, the Registration Rights Agreement, the Investment Agreement and Confidentiality and Intellectual Property Agreements of Parent or Buyer.

“Average Closing Price” means the value of a share of Parent Common Stock calculated based upon the average of the closing price of Parent Common Stock for the 10 trading days on The Nasdaq Stock Market ending the two days prior to the Closing.

“Balance Sheet” means the audited balance sheet of the Business as of December 31, 2004 found in Schedule 3.5.

“Balance Sheet Date” means December 31, 2004.

“Business’s Intellectual Property” means all Intellectual Property that is owned or held by or on behalf of Seller for use, or that is being, and/or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.

“Buyer Closing Balance Sheet” means a balance sheet for the Business as of the close of business on the day immediately preceding the Closing Date prepared by Buyer after the Closing that (x) fairly presents the financial position of the Business as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Balance Sheet, (y) includes line items substantially consistent with those used in the preparation of the Balance Sheet and (z) is prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Seller’s audited December 31, 2004 Balance Sheet, except for the omission of footnote disclosure.

“Closing Net Worth” means total assets less total liabilities of the Business calculated based on the Buyer Closing Balance Sheet or the Seller Closing Balance Sheet, as the case may be. As set forth in the definition of the Buyer Closing Balance Sheet and the Seller Closing Balance Sheet, all calculations of Closing Net Worth, whether calculated based on the Buyer Closing Balance Sheet, the Seller Closing Balance Sheet or by the Accounting Referee pursuant to the provisions of Section 8.5 of this Agreement, shall be based on a balance sheet for the Business as of the close of Business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Business as of the close of Business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Balance Sheet, (y) includes line items substantially consistent with those used in the preparation of the Balance Sheet and (z) is prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Seller’s audited December 31, 2004 Balance Sheet, except for the omission of footnote disclosure.

“Closing Date” means the date of the Closing.

“Earnout Milestone” means that the net number of customers of the Business as of that date that is two (2) years after the Closing Date must be equal to or more than 70% of the number of customers of the Business as of the Closing Date. For the purposes of this provision, a Closing Date “Customer” means an entity or person that has installed and is operating any of Company’s software as of the Closing Date pursuant to contracts or other agreements in effect as of the Closing Date. To determine changes in the number of customers of the Business:

A customer will be deemed to be a “lost customer” only if the customer removes all software acquired from the Business from its computer environment, is no longer under any maintenance or other agreement with the Business, and has replaced the removed software with other third-party or internally developed software; and

A customer will be deemed to be an “added customer” if they are not a customer on the Closing Date, but install any of the Business’s software on their computer environment pursuant to a new license agreement with the Business, and they continue to operate the Business’s software as of the date that is two (2) years after the Closing Date.

Pursuant to the foregoing, the net number of customers as of the date that is two (2) years after the Closing Date shall equal the number of customers as of the Closing Date, less the number of “lost customers” (as defined above) plus the number of “added customers” (as defined above).

Further, the Earnout Milestone shall be deemed to have been met (without regard to the number of customers) if any of the following occur within two (2) years of the Closing Date:

i.	Substantially all of the Buyer’s assets are acquired by another entity;
ii.	There is a change of control whereby greater than 50% of the Buyer’s common stock becomes directly or indirectly controlled by another entity or control group other than the Parent;

iii.	Buyer engages in a merger transaction with another publicly traded company; or
iv.	Buyer substantially changes the Business operation acquired from Seller or substantially reduces or changes the products developed, marketed and sold through the Business.

“Earnout Shares” means 207,236 shares of Parent Common Stock (such amount determined by dividing $5,000,000 by the Average Closing Price, deposited with the Escrow Agent and to be released from Escrow upon the attainment of the Earnout Milestones.

“Escrow Agent” means the escrow agent that is a signatory to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Seller, Buyer and the Escrow Agent substantially in the form of Exhibit A hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Net Worth” means Closing Net Worth (i) as shown in Buyer Closing Balance Sheet delivered pursuant to Section 8.4 if no notice of disagreement with respect thereto is delivered by Covenantors’ Committee as provided herein or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 8.5 or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 8.5. Consistent with other provisions of this Agreement, Final Net Worth shall be based on a balance sheet for the Business as of the close of Business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Business as of the close of Business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Balance Sheet (y) includes line items substantially consistent with those used in the preparation of the Balance Sheet and (z) is prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Seller’s audited December 31, 2004 Balance Sheet.

“GAAP” means generally accepted accounting principals as currently in effect in the United States of America.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including:

(a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation);

(b)        all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(c)        all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any “off-the-shelf” third party software or related intellectual property.

“Leased Real Property” means all real property that is leased or subleased by Seller.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“NIS” means the new Israeli shekel.

“Parent Common Stock” means ordinary shares of Parent, par value of NIS 1.0 per share.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registration Rights Agreement” means the Registration Rights Agreement among Seller and Parent substantially in the form of Exhibit B hereto.

“Restricted Period” means with respect to (a) Victor Hamilton, Morgan Stattan and Michael Kravchuk, three years after termination of their employment with Buyer or any of its Affiliates; and (b) with respect to any other Covenantor, two years after termination of their employment with Buyer or any of its Affiliates.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Closing Balance Sheet” means a balance sheet for the Business as of the close of business on the day immediately preceding the Closing Date prepared by Seller prior to the Closing that (x) fairly presents the financial position of the Business as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Balance Sheet, (y) includes line items substantially consistent with those used in the preparation of the Balance Sheet and (z) is prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Seller’s audited December 31, 2004 Balance Sheet, except for the omission of footnote disclosure.

“To Seller’s Knowledge”, “Known to Seller” and words of similar import means the knowledge of each of the following officers or directors of Seller:

Chairman and Chief Executive Officer	Victor Hamilton
President and Chief Marketing Officer	Todd Michaud
Chief Financial Officer	Michael Johnson
Chief Technology Officer	Michael Kravchuk
Vice Chairman	George Marin
Executive Vice President	Morgan Strattan
Executive Vice President	Tom Waples
Executive Vice President	Wolfgang Bauscher

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section	Term	Section

Accounting Referee	2.7(c)	Interested Person	3.21
Acquisition Transaction	6.9(a)	Investment Agreement	11.2(j)
Allocation Statement	2.7(a)	IRS	9.3(f)
Apportioned Obligation	9.3(b)	J.A.M.S. Rules	12.8(a)
Assumed Liabilities	2.3	Leases	3.8(b)
Assumed Plans	2.3(f)	Multiemployer Plan	10.1
Average Closing Price	2.6(b)(ii)	Net FSA Amount	10.4(b)(iii)
Benefit Arrangement	10.1	Order	8.2(b)
Business	Recitals	Parent Option	5.2(b)
Closing	2.6(b)	Parent Stock Plans	5.2(b)
Closing Balance Sheet	8.4	Permit	3.16(b)
Closing Net Worth	1.1	Personal Property	3.7(a)
COBRA	10.3(b)	Post-Closing Tax Period	9.1
Code	9.1	Pre-Closing Tax Period	9.1
CoEmployer	10.1	Product Liability	3.20(b)
Contracts	2.1(d)	Publicly Available Software	3.14(h)
Covenantors’ Committee	14.1(a)	Purchased Assets	2.1
Damage	12.2(a)	Purchase Price	2.6
Employee	10.1	Real Property	2.1(a)
Employee Plan	10.1	Release	3.18(a)
Environment	3.18(a)	Report	8.5
Environmental Law	3.18(a)	Required Consent	3.3(b)
Environmental Liabilities	3.18(a)	SEC Documents	5.7
Environmental Permits	3.18(a)	Separate Counsel	12.4(b)
ERISA	10.1	Stock Value	9.3(h)
ERISA Affiliate	10.1	Tax	9.1
Excluded Assets	2.2	Tax Return	9.1
Excluded Liabilities	2.4	Third Party Claim	12.2(a)(1)
Final Net Worth	1.1	Transfer Taxes	9.3(c)
Financial Statements	3.5(a)(ii)	Transferred Employee	10.1
Hazardous Substance	3.18(a)	WARN Act	10.3(f)

ARTICLE 2

PURCHASE AND SALE

2.1        Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller or any Affiliate of Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business since the Balance Sheet Date, and all assets of the Business acquired by Seller between the Balance Sheet Date and the Closing Dat e (the “Purchased Assets”), and including all right, title and interest of Seller and its Affiliates in, to and under such of the foregoing as are more specifically described below:

(a)        all real property and leases and subleases of, and other interests in real property used by Seller or held by Seller for use in connection with the Business, in each case, together with all buildings, fixtures, and improvements erected thereon, including those properties listed on Schedule 3.8(b) (the “Real Property”);

(b)        all personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts, and other tangible property, including the items listed on Schedule 3.7;

(c)        all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated used by Seller or held by Seller for use in connection with the Business;

(d)        all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments used by Seller or held by Seller for use in connection with the Business, including the items listed on Schedule 3.13 and the non-disclosure, non-competition, non-solicitation and assignment of inventions agreements with its employees and consultants (collectively, the “Contracts”);

(e)        all accounts, notes and other receivables used by Seller or held by Seller for use in connection with the Business;

(f)         all prepaid expenses and deposits used by Seller or held by Seller for use in connection with the Business, including ad valorem taxes, leases and rentals;

(g)        all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including unliquidated rights under manufacturers’ and vendors’ warranties;

(h)        all of the Business’s Intellectual Property, including the items listed on Schedule 3.14;

(i)         all licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including the items listed on Schedule 3.16(b);

(j)         all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business; and

(k)        all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

2.2        Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)        all of Seller’s cash and cash equivalents on hand and in banks as of the Closing Date;

(b)        all purchase price consideration to be paid by the Parent and Buyer to the Seller pursuant to the terms of this Agreement, and all of the Seller’s contractual rights in and to this Agreement;

(c)        all personal mementoes and personally owned art work of the Covenantors and employees that are located on the premises of the Business; and

(d)        any assets sold or otherwise disposed of in the ordinary course of operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

2.3        Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the “Assumed Liabilities”):

(a)        all liabilities accrued on the Balance Sheet, other than liabilities discharged as of the Closing Date pursuant to the terms of this Agreement or otherwise;

(b)        all liabilities arising out of or relating primarily to the Business and incurred in the ordinary course of Business since the Balance Sheet Date, but only to the extent listed on the Closing Balance Sheet;

(c)        all liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof prior to the Closing Date);

(d)        all warranty claims or expenses of Seller in respect of products sold or services rendered by the Business through the Closing Date, but only to the extent of the reserve therefor shown on the Closing Balance Sheet;

(e)        all accrued payroll liabilities (including accrued vacation and sick pay) reflected on the Closing Balance Sheet.

(f)         All Employee Plans and Benefit Arrangements listed on Schedule 2.3(f) (such Employee Plans and Benefit Arrangements, the “Assumed Plans”); provided, however, that if the funding mechanism for such a plan or arrangement is an insurance contract, such plan or arrangement shall not constitute an Assumed Plan unless the insurer consents to the transfer of such contract;

2.4        Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)        except for Taxes expressly assumed by Buyer pursuant to Article 9 hereof, any and all liabilities and obligations of Seller for Taxes, including any Taxes that arise as a result of the transactions contemplated by this Agreement and including any sales taxes due in any jurisdiction with respect to periods prior to the Closing Date;

(b)        any liabilities or obligations for transaction related bonuses described in Schedule 3.17(f);

(c)        any contractual or other liability owed by Seller to William Blair & Company and any other liability or obligation related to Seller’s costs and expenses incurred in connection with this Agreement;

(d)        any liability arising prior to closing with respect to an Assumed Plan to the extent that such liability (i) arises with respect to a fiduciary breach under ERISA or a nonexempt prohibited transaction under ERISA or the Code, (ii) gives rise to a penalty under ERISA or the Code or (iii) relates to benefits determined by a court to be available under an Assumed Plan but not covered by any underlying insurance contract in effect as of the date the events giving rise to the benefit claim arose;

(e)        any Environmental Liabilities;

(f)        any liability relating to any claim brought by David Smith, whether or not currently pending, in any governmental agency or tribunal; and

(g)        any liability or obligation relating to an Excluded Asset.

2.5        Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

2.6        Purchase Price; Closing (a) The purchase price for the Purchased Assets (the “Purchase Price”) is (i) $37,376,349 million in cash, 290,128 shares of Parent Common Stock and the Earnout Shares (if any), and (ii) the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided below.

(b)        The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Sullivan & Worcester LLP in Boston, Massachusetts as soon as possible, but in no event later than three business days after satisfaction of the conditions set forth in Article 11, or at such other time or place as Parent, Buyer and Seller may agree. At the Closing,

(i)         Buyer (or Parent on behalf of Buyer) shall pay to Seller $35,491,031 in cash by wire transfer in immediately available funds to an account maintained by Seller, such account to be designated by Seller by written notice to Buyer not later than two business days prior to the Closing Date.

(ii)         Parent shall issue to Seller, on behalf of Buyer, 161,032 shares of Parent Common Stock; provided that if Parent is unable to deliver the stock certificates for Parent Common Stock to Seller at the Closing, Parent shall have 20 days after the Closing to deliver such stock certificates to Seller as provided herein. These shares shall be issued directly to the individual Distributees (as defined in the Registration Rights Agreement) in accordance with the amounts set forth in Schedule 2.6(b)(ii).

(iii)        Buyer (or Parent on behalf of Buyer) shall deliver to the Escrow Agent $1,885,318 in cash, by wire transfer in immediately available funds, to be held by the Escrow Agent in accordance with the Escrow Agreement.

(iv)        Parent shall deliver to the Escrow Agent, on behalf of Buyer, 129,096 shares of Parent Common Stock to be held in accordance with the Escrow Agreement; provided that if Parent is unable to deliver the stock certificates for Parent Common Stock to the Escrow Agent at the Closing, Parent shall have 20 days after the Closing to deliver such stock certificates to the Escrow Agent as provided herein. These shares shall be issued in the name of the Seller.

(v)        Parent shall deliver to the Escrow Agent, on behalf of Buyer, the Earnout Shares. Such Earnout Shares shall be paid to Seller only upon the attainment of the Earnout Milestones and then subject to the terms provided in the Escrow Agreement. These shares shall be issued in the name of Seller.

(vi)        Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C, and Seller shall deliver to Buyer such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

(vii)       Each of Seller and Buyer shall execute and deliver each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an Exhibit to this Agreement.

(viii)      The parties hereto shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other parties that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

(ix)        Seller shall deliver to Buyer, in a form reasonably satisfactory to Buyer, a detailed description of the sources and uses of cash since January 1, 2005 so that Buyer can confirm, among other matters, that no cash has been used to pay for transactional related bonuses and expenses.

2.7        Allocation of Purchase Price. (a) As soon as practicable after the Closing, Buyer shall deliver to Seller a statement consistent with Section 1060 of the Code and the regulations thereunder (the “Allocation Statement”), setting forth the value of the Purchased Assets and of the covenant not to compete described in Section 6.4 hereof, which shall be used for the allocation of the Purchase Price (adjusted to reflect Stock Value, as such term is hereinafter defined), the Assumed Liabilities and other relevant items among the Purchased Assets and the covenant not to compete. Such initial statement shall be prepared by Nations Smith on behalf of Buyer.

(b)        Seller shall have a period of 15 days after the delivery of the Allocation Statement to present in writing to Buyer notice of any objections Seller may have to the allocation set forth in the Allocation Statement. Unless Seller timely objects, within such 15 day period, the Allocation Statement shall be binding on the parties without further adjustment.

(c)        If Seller shall raise any objections within such 15 day period, Buyer and Seller shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within five days after the delivery of the notice, then the disputed items shall be resolved by a mutually and reasonably acceptable firm of independent nationally recognized accountants other than Nations Smith that does not have any material relationship with Buyer or Seller (the “Accounting Referee”). The Accounting Referee shall resolve the dispute within 30 days of having the item referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer.

(d)        In the event any adjustment is required to be made to the Allocation Statement as a result of the payment of any additional purchase price or otherwise required to be made under Section 1060 and the regulations thereunder, Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Statement reflecting such adjustment. Such revised Allocation Statement shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Statement.

(e)        Seller and Buyer agree to report any allocation among the Purchased Assets and the covenant not to compete in a manner entirely consistent with the Allocation Statement (including any adjustment made pursuant to Section 2.7(d) hereof), and agree to act in accordance with such Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with any Federal income Tax Return for the taxable year that includes the date of the Closing and any amendment thereto) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

(f)         No later than 10 days prior to filing Forms 8594 or any amendment thereto relating to this transaction, Seller shall deliver to Buyer a copy of Seller’s Form 8594.

2.8        Escrow Account. Seller agrees that in accordance with Section 2.6(b), at the Closing a portion of the Purchase Price shall be delivered by Buyer to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement. All funds and shares of Parent Common Stock deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to make any payments due to Parent or Buyer or Seller under Article 12.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND COVENANTORS

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates whether or not such section or subsection refers to the disclosure schedules), Seller and Covenantors hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as set forth below. The disclosure schedules shall be arranged in numbered sections corresponding to the sections contained in this Article 3. Any item disclosed in each section of the disclosure schedules shall be deemed to be relevant only to that specific section of the disclosure schedules unless there is a cross-reference to that same information in another section of the disclosure schedules, in which case the disclosed information shall also be deemed to be disclosed in the section of the disclosure schedules that contains such a cross-reference.

3.1       Existence and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified will not have, individually or in the aggregate, an Adverse Effect on Seller. Seller has heretofore delivered to Buyer a true and complete copy of the Operating Agreement of Seller as currently in effect. Seller has no subsidiaries.

3.2        Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s powers and, except for any required approval by Seller’s members, have been duly authorized by all necessary action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms. Seller has taken all actions necessary to enable Parent to distribute the shares of Parent Common Stock as set forth in Section 2.6(b)(ii).

3.3        Governmental Authorization; Consents. (a) The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.

(b)        Except as set forth in Schedule 3.3, no consent, approval, waiver or other action (a “Required Consent”) by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, license, lease, instrument or other document to which Seller is a party or is bound is required or necessary for the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation of the transactions contemplated hereby or thereby.

3.4        Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the Articles of Organization and Operating Agreement of Seller, (ii) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller or the Business; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller is entitled under any provision of any agreement, contract, license or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

3.5        Financial Statements and Internal Controls. (a) Attached as Schedule 3.5 are true and complete copies of:

(i)         the audited Balance Sheet and the related audited Statements of Operations and Cash Flows for the twelve (12) months ended December 31, 2004; and

(ii)         the unaudited balance sheet of Seller as of February 28, 2005 and the related unaudited consolidated statements of income and cash flows of Seller for the two months ended February 28, 2005 ((i) and (ii), collectively, the “Financial Statements”).

(b)        Each of the consolidated balance sheets included in the Financial Statements fairly presents in all material respects the consolidated financial position of Seller as of its date, and the other statements included in the Financial Statements fairly present in all material respects the consolidated results of operations and cash flows, as the case may be, of Seller for the periods therein set forth, in each case in accordance with GAAP consistently applied during the periods involved and, except as otherwise stated therein and, with respect to the unaudited interim financial statements, for the omission of footnote disclosures and, to the extent consistent with GAAP, normally recurring year-end audit adjustments.

(c)        All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of Seller at the Closing Date will be, valid and genuine. All accounts, notes receivable and other receivables of the Business at the Balance Sheet Date have been included in the Balance Sheet. All accounts, notes receivable and other receivables of the Business at the Closing Date have been included in the Seller’s Closing Balance Sheet.

(d)        Except for the written correspondence from the Seller’s independent Certified Public Accountants set forth in Schedule 3.5(d), since January 1, 2002, Seller has not received any written communications regarding weaknesses in Seller’s internal controls. To the Seller's knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of Seller or other employees of Seller who have a role in Seller’s internal control over financial reporting.

(e)        To Seller’s knowledge, none of Seller or any officer, employee, contractor, subcontractor or agent of Seller has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Seller in the terms and conditions of employment because of any “whistle blower” act of such employee described in 18 U.S.C. Section 1514A(a).

(f)         During the periods covered by Financial Statements, Seller’s external auditor was independent of Seller and its management for purposes of generally accepted auditing standards.

(g)        Schedule 3.5(g) sets forth any and all reports by Seller’s external auditors to Seller’s Board of Directors, or any committee thereof, or Seller’s management concerning any of the following and pertaining to any period covered by the Financial Statements: critical accounting policies, internal control over financial reporting, significant accounting estimates or judgements, alternative accounting treatments and any required communications with Seller’s Board of Directors, or any committee thereof, or management of Seller.

3.6           Absence of Certain Changes. Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements or in Schedule 3.6, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been any:

(a)        Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in an Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;

(b)        payment or grant of any right relating to the Business by Seller to any Interested Person, or any charge by any Interested Person to Seller relating to the Business, or other transaction between Seller relating to the Business and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of Seller consistent with past practice.

(c)        incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business except for liabilities incurred in the ordinary course of business consistent with past practice;

(d)        creation or assumption by Seller of any Lien on any Purchased Asset;

(e)        damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset;

(f)         transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(g)        change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by Seller with respect to the Business;

(h)        (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) change in benefits payable under existing severance or termination pay policies of Seller relating to the Business or employment agreements to which any employee of the Business is a party or (iv) change in compensation, bonus or other benefits payable to employees of the Business;

(i)         labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j)         employee terminations and/or layoffs, and Seller has preserved intact and kept available the services of present employees, in each case in accordance with past practice,

(k)         capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment;

(l)	agreement, undertaking or commitment to do any of the foregoing.

3.7        Personal Property. (a) Seller has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) used in the Business or reflected on the Balance Sheet or acquired after the Balance Sheet Date (the “Personal Property”). All such personal property is listed on Schedule 3.7. None of such Personal Property is subject to any Liens, other than:

(i)         Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(ii)        Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b)        The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.8        Real Property. (a) Seller does not own any real property. All of the real property used or held for use by Seller is leased by Seller as lessee or sublessee.

(b)        Schedule 3.8(b) completely and accurately describes all leases and subleases of Real Property (the “Leases”), together with a description of all buildings and material fixtures and improvements erected thereon.

(c)        The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person. Seller has delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

(d)        Seller is the holder of the lessee’s interest under the Leases and has neither assigned the Leases nor subleased all or any portion of the premises leased thereunder. Seller has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

3.9        Sufficiency of Purchased Assets. As of the date of this Agreement, the Purchased Assets and the Excluded Assets together constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business as of each such date. On the Closing Date, the Purchased Assets will be generally adequate to conduct the Business as currently conducted.

3.10      Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for:

(a)        Liens for taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(b)        Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset.

3.11      No Undisclosed Liabilities. Except as disclosed in the Financial Statements or set forth in Schedule 3.11, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, which in the aggregate are not material to the Business, taken as a whole.

3.12      Litigation. Except as disclosed in Schedule 3.12, there is no claim, action, suit, investigation or proceeding pending against, or, to the Seller’s Knowledge, (1) any basis therefor or (2) threatened against or affecting, the Business or any Purchased Asset, or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

3.13      Material Contracts. (a) Except for the Contracts disclosed in Schedule 3.13, as of the date of this Agreement, with respect to the Business, Seller is not a party to or subject to any:

(i)         Real property leases, or other leases involving payments by Seller of more than $50,000 in the aggregate;

(ii)         contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of, or pursuant to which in the last year Seller paid, in the aggregate $50,000 or more;

(iii)        sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provide for annual payments to Seller of, or pursuant to which in the last year Seller received, in the aggregate $50,000 or more;

(iv)        partnership, joint venture or other similar contract arrangement or agreement;

(v)        contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), in each case involving more than $50,000 in the aggregate;

(vi)	employment or consulting agreement;

(vii)       license, technology transfer, franchise or other agreement in respect of any Intellectual Property or other property owned or used by Seller, involving payments of more than $50,000 per year;

(viii)	agency, dealer, sales representative or other similar agreement;

(ix)        contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;

(x)        contract or commitment with or for the benefit of any Interested Person; or

(xi)       other contract or commitment not made in the ordinary course of business that is material to the Business taken as a whole.

(b)        Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in default in any material respect under the terms of any such contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

3.14      Technology and Intellectual Property. (a) Schedule 3.14(a) lists: (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of Seller or its Affiliates for the benefit of the Business; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by Seller or its Affiliates for the benefit of the Business; and (iii) all licenses (in and out), sublicenses and other agreements to which Seller or its Affiliates is a party and pursuant to which Seller or any other person is authorized to use any of the Business’s Intellectual Property or exercise any other right with regard thereto, in each case involving payments of more than $50,000 per year. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and the applicable payment terms (or summary of any formula or procedure for determining such payment terms).

(b)        Each item of the Business’s Intellectual Property is either: (i) owned solely by Seller free and clear of any liens; or (ii) rightfully used and authorized for use by Seller and its successors pursuant to a valid and enforceable written license. All of the Business’s Intellectual Property that is used by Seller pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such under Schedule 3.14(b). Seller has all rights in the Business’s Intellectual Property necessary to carry out the Business’s activities, including (except as noted on Schedule 3.14(b)) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Business’s Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c)        Seller is not in violation of any license, sublicense or other agreement to which Seller is a party or otherwise bound relating to any of the Business’s Intellectual Property. Except as noted in Schedule 3.14(c), neither Seller nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or Buyer, as successor to Seller, in Business’s Intellectual Property.

(d)        The use of the Business’s Intellectual Property by Seller as currently used does not infringe any other Person’s copyright, trade secret rights, right of privacy or other intellectual property right. The use by Seller of the Business’s Intellectual Property as currently used and as currently proposed to be used does not infringe any other Person’s, patent, trademark, service mark, trade name, firm name, logo, trade dress or mask work. No claims (i) challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Business’s Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Business’s Intellectual Property by Seller, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Seller or, to Seller’s Knowledge, are threatened by any Person nor does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business’s Intellectual Property, other than review of pending patent applications, and Seller is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by Seller are valid, and subsisting. To Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Business’s Intellectual Property by any third party, employee or former employee.

(e)        Schedule 3.14(e) separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Business’s Intellectual Property. Seller has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Business’s Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to Seller and has provided or made available true and complete copies of such assignments to Buyer.

(f)         The transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights of Seller or any Affiliate in any of the Business’s Intellectual Property.

(g)        Seller has taken commercially reasonable measures to protect the proprietary nature of the Business’s Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller in the Business.

(h)           The Business’s Intellectual Property does not include any Publicly Available Software and Seller has not used Publicly Available Software in whole or in part in the development of any part of the Business’s Intellectual Property in a manner that may subject the Business’s Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

3.15      Insurance Coverage. Schedule 3.15 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees, officers and directors. Seller has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in Schedule 3.15. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since January 1, 2000 and remain in full force and effect. Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.16      Compliance with Laws. (a) Except as set forth in Schedule 3.16, Seller is not in violation of and has not violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Adverse Effect on Seller and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, an Adverse Effect on Seller.

(b)        Schedule 3.16(b) correctly describes each governmental license, permit, concession or franchise (a “Permit”) issued to Seller, together with the name of the governmental agency or entity issuing such Permit. Except as set forth on Schedule 3.16(b), such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c)        Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

3.17      Employees.    (a) Schedule 3.17(a)(i) sets forth, with respect to each employee of Seller who is employed in the Business (including any such employee of Seller who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by Seller, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) each current benefit plan in which such employee participates or is eligible to participate; and (iv) any governmental authorization that is held by such employee and that is used in connection with the Business. Except as disclosed in Schedule 3.17(a)(ii), the employment of each of the employees of the Business is terminable by Seller at will. Seller has provided Buyer with a true and correct list of each employee’s annualized compensation as of the date of this Agreement, including base salary, and vacation and/or paid time off accruals.

(b)        Schedule 3.17(b) lists all Persons who are currently performing services for the Business who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether Seller is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 3.13 and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer. All Persons engaged by Seller for the benefit of the Business as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

(c)        Seller is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of their employees.

(d)         Schedule 3.17(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Business. Seller has delivered to Buyer complete copies of all such documents.

(e)        Except as disclosed in Schedule 3.17(e), (i) none of the employees of the Business has notified or otherwise indicated to Seller that he or she intends to terminate his or her employment with Seller, or not to accept employment with Buyer; (ii) Seller does not have a present intention to terminate the employment of any employee of the Business; (iii) to Seller’s Knowledge, no employee of the Business has received an offer of an employment from any other Person; (iv) to the Seller’s Knowledge, no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Business; (v) to the Knowledge of Seller, no employee of the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee to be employed by Seller; and (vi) Seller is not and never has been engaged in any dispute or litigation with an employee of the Business or former employee of the Business regarding Intellectual Property matters.

(f)         Except as disclosed in Schedule 3.17(f), (i) Seller does not have an established severance pay practice or policy; (ii) no employee of the Business is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Seller or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of Seller) as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of any termination on or after the Closing of any Person employed by Seller on or prior to the Closing Date.

(g)        Seller is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Seller is not engaged, and to Seller’s Knowledge has never engaged, in any unfair labor practice of any nature. The employees of the Business have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. Seller has not failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(h)        Seller, and each employee of the Business, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Business will expire during the six month period following the date of this Agreement.

(i)         Each employee of Seller has signed an agreement agreeing to (1) maintain proprietary information of Seller confidential, (2) not to compete with the Business, (3) not to solicit employees or customers of Seller for a period of at least one year and (4) assign any and all intellectual property rights relating to the Business to Seller.  Such agreements are being assigned under this Agreement and do not prohibit said assignment by Seller.

3.18	Environmental Compliance.

(a)        Environmental Definitions. The following terms, as used herein, have the following meanings:

“Environment” means any and all environmental media, including ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

“Environmental Law” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the past or present operation of the Business, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.18 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

“Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.

“Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes petroleum and its derivatives and by-products, and any other hydrocarbons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

(b)        Environmental Representations and Warranties. Except as disclosed in Schedule 3.18:

(i)          Seller has complied with all Environmental Laws and Environmental Permits. Seller has no Environmental Liabilities.

(ii)         Seller has applied for and received all Environmental Permits required in connection with the Business. Schedule 3.18(b) sets forth a list of all such Environmental Permits, each of which is in full force and effect. No suspension or cancellation is threatened and there is no basis for believing that any such Environmental Permit will not be renewable upon expiration. Except as set forth in Schedule 3.18(b), each such Environmental Permit will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under any such Environmental Permit. The consummation of the transactions contemplated herein will not require any filing, notice or compliance under any environmental property transfer laws and no transfer of any Environmental Permits will be required.

(iii)        No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller’s Knowledge, threatened, by any governmental or other entity with respect to any (A) alleged violation by Seller or the Business of any Environmental Law, or any liability thereunder, (B) alleged failure by Seller or the Business to have any Environmental Permit, or (C) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by Seller or the Business.

(iv)        Seller and the Business have not stored, handled, transported or Released any Hazardous Substance on any property now or previously owned or leased by Seller or the Business. No Hazardous Substance is present, in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law or Environmental Permit, at, on or under any property now or previously owned or leased by Seller or the Business.

(v)        There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Seller or the Business, or of which Seller has Knowledge, relating to any property or facility now or previously owned or leased by Seller or the Business that have not been delivered to Buyer.

(vi)        The Leased Real Property does not contain any (a) underground storage tanks or (b) asbestos.

3.19      Customers and Suppliers. Seller has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for more that 10% of Seller’s revenue during the past 18 months has stopped or intends to stop purchasing the products or services (including maintenance and support services in connection with the products sold) of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for more that 10% of the Seller’s revenue during the past 18 months has stopped or intends to stop supplying products or services to the Business.

3.20      Products. (a) Each of the products produced or sold by Seller in connection with the Business (i) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any affirmation of fact made in documentation for such products or in connection with its sale.

(b) Except as set forth in Schedule 3.20, there are no forms of warranties, guaranties or assurances of Seller’s products and services that are in effect other than as set forth in Seller’s standard terms and conditions, copies of which are attached to Schedule 3.20. There is no pending or, to the Seller’s Knowledge , threatened action under any warranty or guaranty against the Seller. The Seller has not incurred, nor, to the Seller’s Knowledge, is there any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) (“Product Liability”) with respect to any product sold or services rendered by or on behalf of the Seller (including any licensee thereof) prior to the Closing which would have a an Adverse Effect on the Seller, whether such Product Liability is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness for a particular purpose), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

3.21      Transactions with Affiliates; Intercompany Arrangements. Except as set forth in Schedule 3.21 and except for employment agreements and compensation, there are no agreements, loans, leases, royalty agreements or other continuing transactions between Seller and (i) any officer, director or equity holder of Seller or any of their Affiliates or (ii) any member of any officer, director or equity holder of Seller’s family or any of their Affiliates (“Interested Person”). To the Knowledge of Seller, no Interested Person (x) has any material direct or indirect interest in any entity that does business with Seller or (y) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller other than such relationships as result solely from being a landlord, officer, director, equity holder or employee of Seller.

3.22      Finders’ Fees Except for William Blair & Company whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Parent, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.23      Other Information. Any information furnished to Buyer by the Seller in this Agreement or the Disclosure Schedule is true, correct and complete in all material respects. To the Seller’s knowledge, no representation or warranty of the Seller in this Agreement or any information in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COVENANTORS

Each Covenantor, severally but not jointly, represents and warrants to, and agrees with, Parent and Buyer as follows:

4.1        Authority. Such Covenantor has the legal power, right and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party, and to perform each of his obligations hereunder. This Agreement has been duly executed and delivered by such Covenantor and constitutes a valid and binding obligation of such Covenantor, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and such Ancillary Agreements by such Covenantor (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Covenantor.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby jointly and severally represent and warrant to Seller that:

5.1        Organization, Standing and Corporate Power. Each of Parent and Buyer is a corporation or other legal entity duly organized, validly existing and in good standing, or local law equivalent, under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not reasonably be expected to have an Adverse Effect on Parent or Buyer, as the case may be. Parent has delivered or made available to Seller, prior to the execution of this Agreement, complete and correct copies of its Articles of Association and Memorandum of Association, in each case as amended through the date hereof. Buyer has delivered or made available to Seller, prior to the execution of this Agreement, complete and correct copies of its certificate of incorporation and by-laws, in each case as amended through the date hereof.

5.2	Capital Structure.

(a)        The authorized capital stock of Parent consists of 25,000,000 ordinary shares, par value NIS 1.00 per share. As of February 28, 2005, (i) 17,655,584 shares of Parent Common Stock are issued and outstanding, and (ii) no shares of treasury stock are outstanding.

(b)        As of the date of this Agreement and regarding options to purchase shares of Parent Common Stock (each a “Parent Option”) under Parent’s First 1998 Share Option Plan (“First Parent 1998 Plan”), Parent’s Second 1998 Share Option Plan, as amended (“Second Parent 1998 Plan”), and the Parent 2004 Share Option Plan (“2004 Share Option Plan”) and, collectively with the First Parent 1998 Plan, and Second Parent 1998 Plan, the “Parent Stock Plans”):

(i)         Parent has reserved 300,000 shares of Parent Common Stock for issuance pursuant to outstanding options granted under the First Parent 1998 Plan (which has been terminated with respect to any future issuance), all of which have been exercised, and no other shares remain available for issuance thereunder;

(ii)         Parent has reserved 5,000,000 shares of Parent Common Stock for issuance to employees, consultants and directors pursuant to the Second Parent 1998 Plan, of which 609,600 were available for future grants as of February 28, 2005; and

(iii)          Parent has reserved 2,000,000 shares of Parent Common Stock for issuance to employees, directors and consultants pursuant to 2004 Share Option Plan, of which, 1,400,000 were available for future grants as of February 28, 2005.

(c)        All outstanding shares of Parent’s capital stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of Israeli Companies Law – 1999, Parent’s Articles of Association, Memorandum of Association or any Contract to which Parent is a party or otherwise bound. None of the outstanding shares of Parent’s capital stock has been issued in violation of any federal, state or Israeli securities laws.

5.3	Authority; Noncontravention.

(a)        Parent and Buyer have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate authorizations or corporate approvals on the part of Parent or Buyer are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms.

(b)        The execution and delivery of this Agreement by Parent and Buyer and the consummation of the transactions contemplated hereby and compliance by Parent and Buyer with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Articles of Association or Memorandum of Association of Parent or Certificate of Incorporation or Bylaws of Buyer, (ii) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Buyer, or to a loss of any benefit under any provision of any material agreement, contract, license or other instrument binding upon Parent or Buyer, or (iii) subject to the governmental filings, approvals and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to Parent or any of its subsidiaries or their respective properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have an Adverse Effect on Parent.

(c)        No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental body, agency, official or authority is required to be made or obtained by Parent or Buyer in connection with the execution and delivery of this Agreement by Parent and Buyer or the consummation by Parent and Buyer of the transactions contemplated hereby or compliance with the provisions hereof, provided that the representations made by Seller under this Agreement are true and correct, except (i) as may be required by the HSR Act or as may be required under any foreign anti-trust or competition law or regulation, (ii) for the filing with the SEC of such filings, notices or reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) for any filings or notifications required under the rules and regulations of the Nasdaq Stock Market, Inc. of the transactions contemplated hereby, (iv) for any filings or notifications required under the Israeli Currency Oversight Law -1998 and the rules and regulations promulgated thereunder, (v) for any filings or notifications to the Israeli Securities Authority, (vi) as may be required under the Israeli law for Encouragement of Research and Development in the Industry – 1984 and the rules and regulations promulgated thereunder, (vii) as may be required under the Israeli law for Encouragement of Capital Investments – 1959 and the rules and regulations promulgated thereunder and (viii) as required under the rules and regulations of the Tel Aviv Stock Exchange.

5.4        Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent or Buyer threatened against or affecting, Parent or Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

5.5        Finders’ Fees. Except for Citigroup Global Markets, Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

5.6        Sufficient Funds and Stock. Buyer has, or shall have, at the Closing Date sufficient cash funds to consummate the transactions contemplated by this Agreement, and Parent has, or shall have, at the Closing Date, sufficient capital stock to consummate the transactions contemplated by this Agreement.

5.7        SEC Filings. Parent has filed all required reports, forms and other documents with the SEC (the “SEC Documents”). As of their respective dates (giving effect to any amendment contained in a subsequently-filed SEC Document intended to supplement or replace information given at any such date), (i) the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as otherwise permitted in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of SEC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

ARTICLE 6

COVENANTS OF SELLER AND COVENANTORS

Seller and Covenantors agree that:

6.1        Conduct of the Business. (a) From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practices and shall use its best efforts to preserve intact the business organization and relationships with third parties and to keep available the services of the present officers and employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

(i) adopt or propose any change its operating agreement or other organizational documents;

(ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii) sell, lease, license or otherwise dispose of any material assets or property except in the ordinary course consistent with past practices;

(iv) effect any direct or indirect redemption, purchase or other acquisition of any securities of Seller, or make any other distribution of assets of any kind whatsoever with respect to any equity interests of Seller;

(v)  issue any new equity interests;

(vi) incur any indebtedness for money borrowed other than in the ordinary course of business consistent with past practice or

(vii)  agree or commit to do any of the foregoing.

Seller will not (i) take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2        Access to Information. From the date hereof until the Closing Date, Seller shall (a)  give Parent, Buyer, their counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Seller related to the Business, (b) furnish to Parent, Buyer, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Seller to cooperate with Parent and Buyer in its investigation of the Business. No investigation by Parent or Buyer pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer’s rights under this Agreement, including under Articles 11 and 12.

6.3        Notices of Certain Events; Continuing Disclosure. (a) Seller shall promptly notify Parent and Buyer of:

(i)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)         any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii)        any actions, suits, claims, investigations or proceedings commenced or, to Seller’s Knowledge threatened against, or relating to or involving or otherwise affecting Seller or the Business or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 3.12.

(b)        Until the Closing Date, Seller and Covenantors shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller.

(c)        No notice pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Parent’s or Buyer’s rights under this Agreement, including under Articles 11 and 12.

6.4        Noncompetition. (a) Seller agrees that for a period of three full years from the Closing Date and each Covenantor agrees that for a period equal to the later of (x) three years from the Closing Date and (y) if such Covenantor shall be employed by Parent, Buyer or their Affiliates, the termination of the Restricted Period, neither it nor any of its Affiliates shall, except as an employee of or consultant to Parent, Buyer or their Affiliates:

(i)         engage, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; or

(ii)         employ or solicit, or receive or accept the performance of services by, any Transferred Employee; or

(iii)        advise any customer or supplier of the Business with respect to its business relationship with Seller, Parent, Buyer or their Affiliates.

Further, none of the foregoing provisions shall prohibit any Covenantor or any affiliate of any Covenantor from making and retaining investments of not more than five percent (5%) of the equity securities of any entity engaged in a competitive activity, if such entity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(b)        If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller and each Covenantor acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller and each Covenantor agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller or such Covenantor of this Section, and Seller and such Covenantor consents to the entry thereof.

6.5        Confidentiality. Seller, Covenantors and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or Buyer furnished to Seller, Covenantors or their Affiliates, in connection with the transactions contemplated by this Agreement, and after the Closing Date, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller or the Covenantors, (ii) in the public domain through no fault of Seller or the Covenantors or (iii) later lawfully acquired by Seller or the Covenantors from sources other than Buyer; provided that Seller and the Covenantors that are entities may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller or such Covenantors, as the case may be, of the confidential nature of such information and are directed by Seller to treat such information confidentially in accordance with this Agreement. The obligation of Seller, Covenantors and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

6.6        Trademarks; Tradenames. As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all of Seller’s advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. Seller shall also change the company name of Seller so as to bear no resemblance to the current name of Seller.

6.7        Distribution of Consideration. Seller shall not distribute any shares of Parent Common Stock to any person that does not execute and deliver to Parent and Buyer a copy of the Investment Agreement, representing in such agreement that such member is an “accredited investor” as such term is defined in Rule 501 of the Securities Act. Seller may distribute shares of Parent Common Stock to any direct or indirect equity holder of the Seller as long as they execute and deliver to Parent and Buyer a copy of the Investment Agreement, and any such person shall also be entitled to all rights and benefits of the Seller or any other predecessor in interest under the Registration Rights Agreement.

6.8        Regulation S-X Cooperation. Upon request by Parent, Seller (i) shall supply financial statements for Seller (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder for inclusion in any registration statement or other public filing of Parent under the Securities Act and Exchange Act, and any other offering circular or document used by Parent in any other offering, whether public or private, and (ii) shall use its best efforts to cause Seller’s independent accountants to cooperate with Purchaser in connection with the foregoing (including using commercially reasonable efforts to cause such independent accountants to deliver so-called “comfort letters,” written consents and representation letters relating to the foregoing). Without limiting the generality of the foregoing, Seller agrees that it will (x) consent to the use of Seller’s audited financial statements in any such registration statement, filing, document or circular and (y) execute and deliver, and cause its officers to execute and deliver, such “representation” letters as are customarily delivered in connection with audits and as Parent’s and Seller’s independent accountants may reasonably request under the circumstances. Parent agrees to provide Seller with as much notice as is reasonably practicable for the provision of any item pursuant to this Section 6.8, including but not limited to financial statements. Parent shall bear all reasonable costs and expenses incurred by Seller and Seller’s independent accountants in connection with any of the foregoing.

6.9	Exclusivity; Acquisition Proposals.

(a)        Unless and until this Agreement will have been terminated by either party pursuant to Article 13 hereof, neither Seller nor the Covenantors shall (and each of them will use their reasonable best efforts to ensure that none of its officers, directors, members, agents, representatives or Affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent, Buyer and their designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Seller’s business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction, (ii) disclose, in connection with an proposed Acquisition Transaction, any information not customarily disclosed to any Person other than Parent, Buyer or their representatives concerning Seller’s business or properties or afford to any Person other than Parent, Buyer or their representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transaction contemplated by this Agreement. In the event that Seller is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Seller will promptly notify Parent and Buyer of such contact and the identity of the party so contacting Seller.

(b)        Seller shall cause its respective officers, directors, affiliates, employees, agents, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any persons with respect to, or that could reasonably be expected to lead to, any Acquisition Transaction and, to the fullest extent permitted by any confidentiality agreement or other contract with such person or persons, Seller shall use commercially reasonable efforts to enforce the right to recover or cause to be destroyed all information regarding Seller in the possession of such person or persons and their respective affiliates, representatives and advisors. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.9 by any Covenantor or officer, director, affiliate, employee, agent, financial advisor, attorney or other advisor or representative of Seller shall be deemed to be a breach of this Section 6.9 by Seller and the Covenantors.

6.10      Existence of Seller. Seller’s legal existence shall be maintained until the later of (1) three years from the Closing Date and (2) such time as all indemnification claims brought under Article 12 have been fully settled.

ARTICLE 7

COVENANTS OF PARENT AND BUYER

Parent and Buyer agree that:

7.1        Confidentiality. Parent, Buyer and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business or Seller furnished to Parent, Buyer or their Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Parent or Buyer or (iii) later lawfully acquired by Parent or Buyer from sources other than Seller; provided that Parent and Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its financing sources in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Parent and Buyer of the confidential nature of such information and are directed by Parent and Buyer to treat such information confidentially in accordance with this Agreement. The obligation of Parent, Buyer and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. The obligation of Parent, Buyer and their Affiliates to hold any such information in confidence shall terminate simultaneously with the Closing.

7.2        Registration of Parent Common Stock. Parent shall register the shares of Parent Common Stock in accordance with the terms of the Registration Rights Agreement.

7.3        Notification of Certain Matters. Until the Closing Date, Buyer shall have the continuing obligation promptly to advise Seller with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would constitute a breach or prospective breach of this Agreement by Buyer or Parent.

ARTICLE 8

COVENANTS OF BOTH PARTIES

The parties hereto agree that:

8.1        Further Assurances. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller, the Covenantors, Parent and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b)        Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

8.2        Certain Filings. (a) Seller, the Covenantors, Parent and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, including the HSR Act, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. To the extent that any filing fees are paid in connection with the matters contemplated in this section 8.2, each party shall bear one-half of any filing fees required.

(b)         Parent, Buyer and Sellers agree to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any Action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Order”) of any governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Upon the terms and subject to the conditions set forth in this Agreement, in connection with the HSR Act, each of Seller, Covenantors, Parent and Buyer agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action by, any governmental authority; provided, however, that a party shall not be obligated to take any action pursuant to this Section if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (i) to Adversely impact the economic or business benefits of the transactions contemplated hereby or (ii) to result in an Order (A) prohibiting or limiting the ownership or operation by Buyer of any material portion of the business or assets of Seller or compelling Buyer to dispose of or hold separate any of the business or assets of Buyer or any portion of the business or assets of Seller as a result of the transactions contemplated hereby, or (B) prohibiting Buyer from effectively controlling in any material respect the business or operations of Seller.

8.3        Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation.

8.4        Closing Balance Sheet. Buyer shall deliver to Covenantors’ Committee the Buyer Closing Balance Sheet promptly after it is finalized. If Covenantors’ Committee disagrees with Buyer’s calculation of Closing Net Worth as set forth in the Buyer Closing Balance Sheet, Covenantors’ Committee may, within 20 days after receipt of such balance sheet, deliver a notice to Buyer disagreeing with such calculation and setting forth Covenantors’ Committee’s calculation of the Closing Balance Sheet and Closing Net Worth. Any such notice of disagreement shall specify those items or amounts as to which the Covenantor’s Committee disagrees, and Covenantors’ Committee shall be deemed to have agreed with all other items and amounts contained in the Buyer Closing Balance Sheet and the calculation of Closing Net Worth delivered by Buyer.

8.5        Dispute Resolution. If a notice of disagreement shall have been delivered by Covenantors’ Committee pursuant to Section 8.4, the parties shall, during the 20 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Net Worth, which amount shall not be less than the amount shown in Buyer’s calculation thereof nor more than the amount shown in Covenantors’ Committee’s calculation thereof. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter appoint and cause an Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Worth. As set forth at Section 2.7(c) of this Agreement, the accounting referee shall be an independent nationally recognized firm of accountants other than Nation Smith that does not have any material relationship with Buyer or Seller and shall be mutually and reasonably acceptable to both Buyer and the Covenantors’ Committee. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Buyer Closing Balance Sheet or Buyer’s calculation of Closing Net Worth as to which Covenantors’ Committee has disagreed. The Accounting Referee shall deliver to Buyer, Seller and Escrow Agent, as promptly as practicable, a report setting forth such calculation (the “Report”). Such Report shall be final and binding upon the parties hereto. The cost of such review and Report shall be borne (i) by Buyer if Seller’s calculation of Closing Net Worth is closer to Final Net Worth than Buyer’s calculation thereof, (ii) by Seller if the reverse is true and (iii) otherwise equally by Buyer and Seller.

ARTICLE 9

TAX MATTERS

9.1        Tax Definitions. The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Tax” means any federal, state, local or foreign tax including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

9.2	Tax Matters. Seller hereby represents and warrants to Buyer that:

(a)        Except as set forth in Schedule 9.2(a), Seller has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns). All such Tax Returns were complete and correct in all respects. Except as set forth in Schedule 9.2(a), no portion of any Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of Seller, threatened. Except as set forth in Schedule 9.2(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Schedule 9.2(a), no claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that Seller or any Covenantor (with respect to the income of Seller) is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the Purchased Assets other than for real property Taxes not yet due and payable. Seller does not have, and has not had, a permanent establishment or other taxable presence in any foreign country, as determined under the laws of such country or any applicable Tax treaty or convention between the United States and such foreign country. Seller does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise. No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or foreign law.

(b)        Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, member, independent contractor, creditor, or other third party. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(c)        Except as set forth on Schedule 9.2(c) of the Disclosure Schedule, no state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of anyone other than Buyer. The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(d)        Except as set forth in Schedule 9.2(a), Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(e)        Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(f)         Schedule 9.2(f) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller or by any Covenantor (with respect to the income of Seller) or in which Seller or any Covenantor (with respect to the income of Seller) is obligated to file a Tax Return.

(g)        None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the Purchased Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

(h)        Seller has at all times been classified as a partnership under the Code, and has been similarly classified under all state and local income Tax laws to which Seller is subject and Seller has never been a publicly traded partnership treated as a corporation under Section 7704 of the Code and has never been similarly classified under all state and local income Tax laws to which Seller is subject.

(i)         Seller is a “United States person” (as defined in Section 7701(a)(30) of the Code) for purposes of the provisions of Section 897 and 1445 of the Code.

9.3        Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return at the sole cost and expense of the requesting party. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this paragraph (a) of Section 9.3. In addition, Buyer and Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 9.3 for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or Seller, in which case the further retention of such records will be at the sole cost and expense of the requesting party) and each party agrees to afford the other reasonable access to such records during normal business hours.

(b)        All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the amount of such Taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.3(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer in writing upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 9.3(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate determined, from time to time, under the provisions of Section 6621(a)(2) of the Code.

(c)        Any transfer, documentary, sales, use, stamp, value-added, excise, real estate transfer, lease assignment, documentary or similar Taxes and fees or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto (“Transfer Taxes”) shall be borne and paid by Seller, and Seller shall promptly reimburse Buyer for any such amounts paid by Buyer. The parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize such taxes.

(d)        Prior to the Closing Date, Seller shall provide Buyer with (i) any applicable certificate of Tax good standing issued with respect to Seller by the State of Nebraska; and (ii) any applicable clearance certificate or similar document(s) which may be required by any Nebraska governmental authority in order to relieve Buyer of (x) any obligation to withhold any portion of the Purchase Price and (y) any liability for Nebraska Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

(e)        No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(f)         Buyer and Seller agree to file all Tax Returns consistent with the Allocation Statement and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service (“IRS”) audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each party shall notify the other party in writing if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

(g)        Parent, Buyer and Seller agree that the fair market value of the Parent Common Stock, and the corresponding amount realized under Section 1001 of the Code for the transactions contemplated herein, shall be determined by valuing each share of Parent Common Stock at the mean of the high and the low prices of a share of Parent Common Stock on the Nasdaq Stock Market on the date on which the payment of stock is made (the "Stock Value"). Buyer and Seller agree to file all Tax Returns (including amended Tax Returns) and information reports in a manner consistent with the Stock Value.

ARTICLE 10

EMPLOYEE BENEFITS

10.1      Employee Benefits Definitions. The following terms, as used herein, having the following meaning:

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, vacation benefits, disability benefits, or salary continuation for other leaves of absence, supplemental unemployment benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive or equity compensation, educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including company cars), any change of control arrangements or policies or post-retirement insurance, compensation or benefits or any Co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its ERISA Affiliates or any Co-Employer and (iii) covers any Employee or former Employee of Seller.

“Co-Employer” means any entity that is or was considered to be a co-employer with Seller.

“Employee” for purposes of this Article 10 means any employee of Seller or an ERISA Affiliate of Seller, including any employee Co-employed by Seller and Co-Employer.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates or any Co-Employer, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, all as from time to time in effect, and any successor laws thereto.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

“Transferred Employees” means those Employees listed on Schedule 10.3 who are being offered employment by Buyer and who commence employment with Buyer as of the Closing Date.

10.2	ERISA Representations. Seller hereby represents and warrants to Buyer that:

(a)      Schedule 10.2 lists each Employee Plan and Benefit Arrangement that covers any Employee. Seller has made available to Buyer correct and complete copies of all Employee Plans and Benefit Arrangements and, where applicable, each of the following documents with respect to such Employee Plans or Benefit Arrangements: (i) any amendments; (ii) any related trust documents; (iii) any documents governing the investment and management of the Employee Plan or the Benefit Arrangement, or the assets thereof, including any documents relating to fees incurred by the sponsor or participants and beneficiaries; (iv) the most recent summary plan descriptions and summaries of material modifications; (v) written communications to employees to the extent the substance of the Employee Plans and Benefit Arrangements described therein differ materially from the other documentation furnished under this clause; and (vi) copies of the Federal Form 5500 series and accountant’s opinion, if applicable, for each Employee, for the three plan years preceding the Closing Date.

(b)        None of the Employee Plans or Benefit Arrangements listed on Schedule 10.2 of the Disclosure Schedule is subject to the laws of any jurisdiction outside the United States.

(c)        No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

(d)        Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Multiemployer Plan or Employee Plan subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate has incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

(e)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. No event has occurred that will or could reasonably be expected to give rise to disqualification of any such Employee Plan or to a tax under Section 511 of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan. Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations and neither the Seller nor any ERISA Affiliate has received any outstanding written notice from any governmental or quasi-governmental authority questioning or challenging such compliance.

(f)         With respect to the Employees and former Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(g)        All contributions, reserves or premium payments accrued under each Employee Plan and Benefit Arrangement have been made as of the Closing Date or are reflected on the Closing Balance Sheet.

(h)       Except as set forth in Schedule 3.17(f), no Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

(i)         Neither the Seller nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Seller or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

10.3      Employees and Offers of Employment. (a) On or prior to the Closing Date, Buyer may, at its sole discretion, offer employment on an at-will basis to all of the Transferred Employees.

(b)        Seller agrees to (i) use reasonable efforts to cooperate with Buyer in Buyer’s recruitment of the Transferred Employees, (ii) terminate the employment of the Transferred Employees with Seller on or immediately prior to the Closing Date and to pay any and all liabilities with respect to each Transferred Employee, including, but not limited to, all such liabilities relating to such termination, including any payments and benefits due such Transferred Employees pursuant to accrued and payable salary and wages, bonuses, commissions, pension, retirement, savings, health, vacation, welfare and other benefits and severance payments or similar payments of the Transferred Employees, and (iii) provide to each Transferred Employee any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Notwithstanding the foregoing, Buyer shall assume all of the Seller’s Closing Date accrued liabilities for post-closing obligations with respect to accrued but unused vacation and paid time off and sick pay.

(c)        Buyer agrees that it will make offers of employment to Transferred Employees in good faith, with terms and conditions, including, but not limited to, salary and benefits, to be determined at the Buyer’s sole discretion. Nothing herein shall be construed as an offer of employment on other than an employee-at-will basis. Buyer further agrees to give credit to each Transferred Employee of all applicable calculations of years of service, waiting periods and other limitations and prerequisites so that eligibility for, or employee benefits provided to such person shall be substantially comparable as if such person had been employed by Buyer equal to his employment by Seller. Seller will make all reasonable efforts to assist Buyer in hiring all Transferred Employees, and neither Seller nor any Co-Employer will take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer, but in no event shall Buyer assume any responsibility for any commitment, obligation, duty or liability (i) of Seller to any Transferred Employee, or (ii) to any Transferred Employee that arose prior to the Closing Date, except as expressly set forth herein. Buyer shall not assume responsibility for any employee of Seller who is not a Transferred Employee and Seller agrees to continue to assume all responsibilities, commitments and/or liabilities for any employee of Seller who is not a Transferred Employee.

(d)        Seller shall use its best efforts to assist Buyer in Buyer’s hiring of certain of Seller’s key Transferred Employees and in its entering into employment or consulting arrangements with them.

(e)        Buyer shall employ the Transferred Employees who accept employment with Buyer following the Closing Date in accordance with the terms and conditions set forth in the employment offer letters to be delivered to the Transferred Employees by the Buyer. Nothing herein shall prevent Buyer from terminating the employment of any such Transferred Employee.

(f)         WARN. Buyer agrees that it will offer employment on an at-will basis to substantially all of Seller’s employees and certifies that Buyer does not have any present plans to terminate Transferred Employees in any manner that would trigger any notice requirement under the Federal Workers Adjustment and Retaining Notification Act (“WARN Act”). To the extent that Buyer does engage in any conduct that would require any WARN Act notification to be provided to employees on or after the Closing Date, Buyer will be responsible for providing any such required notification and for all other compliance obligations related to the WARN Act.

10.4      Seller’s Employee Benefit Plans. (a) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each Employee or former Employee (including any beneficiary thereof) except in the case of an Assumed Plan. Except in the case of an Assumed Plan, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

(b)        With respect to each Assumed Plan and each asset of an Assumed Plan, there are no fees, penalties, surrender charges redemption charges or similar such expenses that would be incurred by Buyer, Seller, or Affiliates of either, or a participant or beneficiary if Buyer (or an Affiliate of Buyer) merges the Assumed Plan with a Buyer (or Affiliate) plan or arrangement or terminates the Assumed Plan after the Closing Date, but Buyer recognizes that terminating or merging the assumed 401(k) plan may result in the accelerated vesting of benefits for 401(k) plan participants.

(c)        (i) With respect to all Transferred Employees who are presently participating in one or more flexible spending account plans of the Seller, Schedule 10.4(c) sets forth (A) the aggregate amount withheld to date under all such plans for Employees participating therein, (B) the aggregate amount of claims paid to date under all such plans for such Employees and (C) the annual amount elected to be withheld under all such plans for such Employees. Seller agrees to update Schedule 10.4(c) from the date of this Agreement to the Closing Date.

(ii) Buyer agrees that all Employees described in Schedule 10.4(c) shall participate in a similar type of flexible spending account plan of the Buyer (or an Affiliate of Buyer) and that each Employee’s elections, withholdings to date and claims paid will be credited under such plan, the result of which is to effect a transfer of such Employee’s account to the new plan and to continue participating in such plan without interruption. Buyer and Seller agree that the respective Plan Administrators of the plans shall cooperate as necessary to effect a transfer of such information as shall be necessary to carryout this agreement.

(iii) If, as of the Closing Date, the result of the amount specified in Section 10.4(c)(i)(A) less the amount specified in Section 10.4(c)(i)(B) (the “Net FSA Amount”) is greater than Zero and 00/100 Dollars ($0.00), then Sellers shall pay such Net FSA Amount in cash to Buyer within thirty (30) days of the Closing Date. If the Net FSA Amount is less than Zero and 00/100 Dollars ($0.00), then Buyer shall pay such Net FSA Amount in cash to Seller within thirty (30) days of the Closing Date.

(d)        Buyer shall offer under its group health plan any COBRA continuation coverage required with respect to any qualified beneficiaries within the meaning of COBRA whose maximum period for continuation coverage required by COBRA has not expired as of the Closing Date.

10.5      No Third Party Beneficiaries. No provision of this Article 10 or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article 10 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE 11

CONDITIONS TO CLOSING

11.1      Conditions to the Obligations of Each Party. The obligations of Parent, Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)        Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)        No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(c)        Each other party to this Agreement shall have executed and delivered each of the Ancillary Agreements to be entered into by it, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to Section 2.6.

11.2      Conditions to Obligation of Buyer. The obligation of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions, unless waived by Buyer in writing:

(a)        (i) Seller and Covenantors shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller and Covenantors contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Seller or the Covenantors pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have an Adverse Effect on Seller and (iii) Parent and Buyer shall have received a certificate signed by the Chief Financial Officer of Seller and by each Covenantor to the foregoing effect.

(b)        No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of all or any material portion of the Purchased Assets after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c)        Buyer and Parent shall have received an opinion of Belin, Lamson, McCormick, Zumbach, Flynn, dated the Closing Date, with respect to such other matters as Buyer may reasonably request, in substantially the form attached hereto as Exhibit F.

(d)        Seller shall have received all of the consents, authorizations or approvals from the governmental agencies referred to in Section 3.3(a), in each case in form and substance reasonably satisfactory to Buyer and Parent, and no such consent, authorization or approval shall have been revoked.

(e)        Seller shall have received all of the Required Consents.

(f)        Seller shall have delivered to Buyer a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) with respect to Seller. Seller shall have delivered to Buyer a certificate of good standing, tax clearance certificate or similar document(s) which may be required by any Nebraska Tax authority to relieve Buyer of (x) any obligation to withhold Nebraska Taxes in connection with the transactions contemplated by this Agreement and (y) any liability for Nebraska Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(g)        Seller shall have paid all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement.

(h)        Each of the persons listed on Schedule 11.2(h) shall have executed and delivered to Buyer a copy of the Confidentiality and Intellectual Property Agreement in the form attached hereto as Exhibit D.

(i)        Victor Hamilton shall have executed and delivered to Buyer a copy of the Employment Agreement in the form attached hereto as Exhibit H.

(j)        Each Covenantor who is eligible to receive any portion of his proportionate share of the Purchase Price in shares of Parent Common Stock shall have executed and delivered to Buyer an Investment Agreement in the form attached hereto as Exhibit E (the “Investment Agreement”).

(k)        Seller’s Closing Net Worth as reflected in the Seller’s Closing Balance Sheet shall be at least $5,700,000.

11.3      Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)        (i) Buyer and Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer and Parent contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer and Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have an Adverse Effect and (iii) Seller shall have received a certificate signed by the chief financial officer of Buyer to the foregoing effect.

(b)        Seller shall have received an opinion of Buyer’s counsel Sullivan & Worcester LLP dated the Closing Date with respect to such other matters as Sellers shall reasonably request in substantially the form attached hereto as Exhibit G.

(c)        Buyer shall remit all cash and Parent shall deliver all Parent Company Stock to the Seller and the Escrow Agent as required by Section 2.6 of this Agreement.

(d)        Buyer and Parent shall have received all consents, authorizations or approvals from all required governmental agencies, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

12.1      Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the second anniversary of the Closing Date, or

(i)         in the case of Section 3.18 (Environmental Compliance), until the fifth anniversary of the Closing Date;

(ii)         in the case of the, covenants, agreements, representations and warranties contained in Article 9 (Tax) and Article 10 (Employee Benefits), until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters plus 30 days, (giving effect to any waiver, mitigation or extension thereof);

(iii)        in the case of Article 4 and Sections 3.1, 3.2, 3.10 and 6.5, indefinitely; and

(iv)	in the case of Section 6.4, for the period set forth therein.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 12.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

12.2      Indemnification. (a) Seller and Covenantors hereby jointly and severally indemnify Buyer and Parent against and agrees to hold them harmless from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damage”) incurred or suffered by Buyer or Parent arising out of:

(i)         (A) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Seller or Covenantors pursuant to the provisions of this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto (other than Sections 3.1, 3.2 and 3.10 and Articles 4, 9 and 10) and (B) any claim, action, suit or proceeding by any third party (a “Third Party Claim”) alleging facts that if proven true would constitute a misrepresentation or breach of such representation and warranties;

(ii)         (A) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made by Seller or Covenantors pursuant to the provisions of Sections 3.1, 3.2 and 3.10 and Articles 4, 9 and 10, and (B) any Third Party Claims alleging facts that if proven true would constitute a misrepresentation or breach of such representation and warranties.

(iii)        Any liability for any unpaid Taxes, including any sales Taxes, notwithstanding that the failure to pay such Taxes has been disclosed to Parent, Buyer or any of its representatives in the attached disclosure schedules or otherwise;

(iv)        Any failure of Buyer to collect accounts receivable that were billed and outstanding as of the Closing Date and that are not collected by December 31, 2005, but only to the extent such amounts exceed the allowance for bad debts set forth in Seller’s Closing Balance Sheet. For purposes of this provision, the Seller’s Closing Balance Sheet must include an allowance for bad debts that is determined in a manner consistent with the Seller’s past practices and procedures. Further, this provision is conditioned on the Buyer allowing current Seller management to cause Buyer to use commercially reasonable efforts consistent with past practices to collect all accounts receivable outstanding as of the Closing Date. If Seller and the Covenantors are ever required to provide any indemnification to Buyer or Parent related to this item, all of the uncollected accounts receivable that are the basis of the indemnification claim shall be transferred back to the Seller and the Covenantors, and the Seller and the Covenantors shall thereafter be entitled to continue collection efforts and to retain any payments received by Seller and the Covenantors as a result of any such continued collection efforts by the Seller and the Covenantors. In no event shall Buyer be entitled to indemnification under this subsection (iv) if the reason for non-payment is clearly and directly and solely related to disputes between Buyer and its Affiliates and the customer responsible for the account receivable that are entirely unrelated to Seller.

(v)        The amount by which Final Net Worth as reflected in Buyer’s Closing Balance Sheet is less than $5,700,000.

(vi)        Any Third Party Claim relating to Excluded Assets or Excluded Liabilities;

(vii)       Any of the pre-closing covenants or agreements set forth at Sections 6.1, 6.2, 6.3, 6.9 and 8.2 of this Agreement;

(viii)      Any breach of any covenant or agreement made by Seller or Covenantors pursuant to this Agreement or the Ancillary Agreements other than the pre-Closing covenants set forth in (vii) above;

(ix)        Any claims brought by David Smith against whether or now presently pending with any governmental agency or tribunal; and

(x)        The amount by which the Seller’s cash and cash equivalents as of the Closing exceeds $ 11,100,000.

(b)        Parent and Buyer hereby jointly and severally indemnify Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of:

(i)         (A) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) made or to be performed by Parent or Buyer pursuant to the provisions of this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto (other than Sections 5.1, 5.3(a) and 5.6) and (B) any Third Party Claim alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Parent or Buyer; and

(ii)         (A) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) made Parent or Buyer pursuant to the provisions of Sections 5.1, 5.3(a) and 5.6, and (B) any third party claims alleging facts that if proven true will constitute a misrepresentation or breach of such representations and warranties; and

(iii)        Any of the pre-closing covenants or agreements set forth at Sections 7.3 and 8.2 of this Agreement; and

(iv)        any breach of any covenant or agreement made by Parent or Buyer pursuant to this Agreement or the Ancillary Agreements other than the pre-Closing covenants set forth in (iii) above.

12.3      Limitation of Indemnification. (a) Notwithstanding the provisions of Section 12.2, (i) Seller and Covenantors shall not be liable for Damages under Section 12.2(a)(i) and Section 12.2(a)(vii) unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to claim for indemnity hereunder) exceeds $175,000 and then only to the extent of such excess and (ii) Seller’s and Covenantors’ maximum liability for all cumulative indemnification claims under Section 12.2(a)(i) and Section 12.2(a)(vii), shall not exceed $5 million. The limitations set forth in the preceding sentence of this Section 12.3 shall not apply to any Damage in respect to any other subsection of Section 12.2(a) including any Damage in connection with a breach of a representation, warranty or covenant in Sections 3.1, 3.2, 3.10. 6.4 and 6.5 and Articles 4, 9 or 10, nor shall such claims be taken into account in calculating whether such limitations have been exceeded.

(b) Notwithstanding the provisions of Section 12.2, (i) neither Parent nor Buyer shall not be liable for Damages under Section 12.2(b)(i) and Section 12.2(b)(iii) unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality qualification contained in any representations or warranty giving rise to claim for indemnity hereunder) exceeds $175,000 and then only to the extent of such excess and (ii)  Parent's and Buyer’s maximum liability under Section 12.2(b)(i) and Section 12.2(b)(iii) for all cumulative indemnification claims shall not exceed $5 million. The limitation set forth in the preceding sentence of this Section 12.3 shall not apply to any Damage in respect to any other subsection of Section 12.2(b) including any damage in connection with a breach of a representation, warranty or covenant in Sections 5.1, 5.3(a) and 5.6, nor shall such claims be taken into account in calculating whether such limitations have been exceeded.

(c) Notwithstanding any other provision of this Agreement, neither Seller nor the Covenantors shall ever be obligated to indemnify Parent and Buyer for any amount that exceeds the aggregate Purchase Price.

(d) The indemnification obligation set forth in Section 12 of this Agreement shall also be subject to the following limitations:

(i)         In the event that Parent or Buyer are indemnified under this Agreement and thereafter receive insurance proceeds for such Damage, then Parent or Buyer, as the case may be, shall remit such funds to Seller or, if Seller is no longer in existence, to the Covenantors in accordance with the instructions received from the Covenantors’ Committee.

(ii)         Except for breaches of Section 6.4 and 6.5, Damages shall not include any special, consequential or punitive Damages or any lost opportunity costs sustained by Buyer or any of its Affiliates unless the Buyer or any of its Affiliates are required to pay any amounts to any third party for proven special, consequential or punitive Damages or lost opportunity costs of a third party with respect to a matter that is otherwise indemnifiable herein.

(iii)        With respect to any breaches of the non-competition and confidentiality provisions of Sections 6.4 and 6.5 of this Agreement, neither Seller nor any of the Covenantors shall be jointly and severally liable for any independent breach of the noncompetition and confidentiality provisions by any Covenantor; therefore, each Covenantor shall be severally, but not jointly and severally, liable with respect to any Damages caused by their independent breaches of the noncompetition and confidentiality provisions of Sections 6.4 and 6.5 of this Agreement.

12.4	Procedures.

(a)        If any indemnified party receives notice of the assertion of any Third-Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any indemnified party to give notice as provided in this Section 12.4 shall not relieve any indemnifying party of its obligations under this Section 12.4, except to the extent that such indemnifying party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

(b)        An indemnifying party, at such indemnifying party’s own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably acceptable to the indemnified party), may elect to defend any Third-Party Claim. If an indemnifying party elects to defend a Third-Party Claim, then, within ten (10) business days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third-Party Claim (and pending such notice and assumption of defense, an indemnified party may take such steps to defend against such Third-Party Claim as, in such indemnified party’s good-faith judgment, are appropriate to protect its interests). Such indemnifying party shall pay such indemnified party’s reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified party under this Section 12.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such indemnified party shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction (“Separate Counsel”), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party’s reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple indemnified parties)), and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnified party is conducting its own defense of a Third-Party Claim, whether because of a conflict of interest (as contemplated by the previous sentence) or because an indemnifying party elects not to defend against a Third-Party Claim, or fails to notify an indemnified party of its election as provided in this Section 12.4 within the period of ten (10) business days described above, or having elected to defend the claim, then fails to defend the claim, the indemnified party may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder). Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release in a form reasonably satisfactory to the indemnified party from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that would include injunctive relief or reasonably be expected to have a material adverse effect on the indemnified party.

12.5      No Waiver. No waiver of a closing condition by Buyer or Seller shall limit its rights under Section 12.2.

12.6      Escrow. Parent’s and Buyer’s claims for indemnification pursuant to Section 12.2(a)(i) and Section 12.2(a)(vii) shall be satisfied solely from funds withheld or deposited and held in escrow pursuant to Section 2.2. Parent’s and Buyer’s claims for indemnification pursuant Section 12.2(a)(ii) (iii), (iv), (v), (vi), (viii), (ix) and (x) shall be satisfied, at the sole and exclusive option of Parent and Buyer, either (1) from the amounts then held in escrow or (2) directly from Seller and Covenantors (even if amounts remain withheld or deposited under the terms of the Escrow Agreement). The procedure for payments from the escrow as well as releases from escrow shall be governed by the Escrow Agreement.

12.7      Exclusive Remedy. After the Closing, Article 12, shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than the for breaches of Sections 6.4, Sections 6.5 and 7.1, and with respect to claims for fraud.

12.8	Dispute Resolution.

(a)            Subject to the other subsections of this Section 12.8, any dispute arising out of or relating to indemnification pursuant to this Article 12 shall be finally settled by binding arbitration conducted expeditiously by a panel of three arbitrators in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”). The arbitration shall occur under the auspices of the United States Arbitration Act, 9 U.S.C. §§ 1-6, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereunder. The place of arbitration shall be Chicago, Illinois.

(b)        The three arbitrators shall be appointed as provided in this Section 12.8(b). Each of Buyer and Covenantors’ Committee shall appoint one arbitrator, and the two arbitrators so appointed shall jointly appoint the third arbitrator. Each arbitrator shall be neutral, independent, disinterested and impartial. Each of the arbitrators shall be licensed attorneys who have at least fifteen (15) years’ experience in the negotiation of commercial agreements and contracts in regard to the purchase and sale of companies or their businesses. An arbitrator shall be subject to disqualification if an appointing party, either before or after the appointment, asks for the views of the arbitrator or makes any ex parte disclosure of significant facts or themes of the dispute beyond what is appropriate for the arbitrators’ conflict check and revelation of his qualifications for the case. There shall be no ex parte communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator’s views on any such issues or a party-appointed arbitrator’s choice of a third arbitrator.

(c)        The arbitration proceedings shall be administered by the arbitrators in accordance with the J.A.M.S. Rules as the arbitrators deem appropriate. The discovery period related to the arbitration proceedings shall terminate ninety (90) days after the arbitrators have been finally appointed, and Parent and Buyer, on the one hand, and the Seller, on the other hand, shall each be permitted to depose up to six (6) witnesses. The parties and the arbitrators shall use their best efforts to see that the arbitration proceedings taking place pursuant to this Section 12.8 shall conclude within one hundred fifty (150) days after the arbitrators have been finally appointed. The arbitrators shall render a reasoned opinion in writing in support of their decision, and shall award reimbursement of attorneys’ and other experts’ fees and disbursements and other costs of arbitration to the prevailing party, in such manner as the arbitrator shall deem appropriate.

(d)        All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by Buyer, on one hand, and the Seller, on the other hand, unless they agree otherwise or unless the arbitrators in the award assess such expenses against one of the parties or allocates such expenses other than equally between the parties. Each party shall bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Agreement or by law or by the arbitrator’s award.

(e)        Notwithstanding the other provisions of this Section 12.8, either party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief that may be necessary to protect the rights or property of any party or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief. Nothing herein, however, shall be construed to mean that any decision of the arbitrators is subject to judicial review or appeal, and the parties hereto hereby waive any and all rights of judicial appeal or review, on any ground whatsoever.

ARTICLE 13

TERMINATION

13.1      Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by written agreement of Parent, Buyer and Seller;

(b)        by either Parent or Buyer, on one hand, or Seller, on the other hand, if the Closing shall not have been consummated on or before _____, 2005; provided that such termination right shall not be available to a party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date; and

(c)        by either Seller, on one hand, or Parent or Buyer, on the other hand, if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to this section shall give notice of such termination to the other parties.

13.2      Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.5 (Confidentiality), 7.1 (Confidentiality), 8.3 (Public Announcements), 12.8 (Dispute Resolution), 15.3 (Expenses), 15.5 (Governing Law) and 15.10 (Jurisdiction) shall survive any termination hereof pursuant to Section 13.1.

ARTICLE 14

14.1      Appointment of the Covenantors’ Committee. (a) Seller and each Covenantor hereby irrevocably constitutes and appoints, Victor Hamilton, Mike Kravchuk and Morgan Strattan (the “the Covenantors’ Committee”), or a majority of them acting separately, as such the Covenantor’s attorneys-in-fact and agents in connection with the transactions contemplated by this Agreement and the Escrow Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Covenantor.

(b) Each Covenantor hereby irrevocably grants the Covenantors’ Committee, or a majority of the members thereof acting separately, full power and authority on behalf of such Covenantor and Seller:

(i) to execute and deliver, and to accept delivery of, such documents as may be deemed by the Covenantors’ Committee, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement and the Escrow Agreement.

(ii) to (A) dispute or refrain from disputing any claim made by Parent or Buyer under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and the Escrow Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iii) to waive any closing condition contained in Article 11 of this Agreement and to give or agree to any and all consents, waivers, amendments or modifications deemed by the Covenantors’ Committee, in its sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(iv) to enforce any claim against Parent or Buyer arising under this Agreement or the Escrow Agreement.

(v) to engage attorneys, accountants and agents at the expense of the Covenantors; and

(vi) to give such instructions and to take such action or refrain from taking such action as the Covenantors’ Committee deems, in its sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement or the Escrow Agreement.

(c) Each Covenantor hereby agrees that:

(i) Covenantors and Buyer shall be entitled to rely on any and all action taken by the Covenantors’ Committee, or a majority of the members thereof acting separately, under this Agreement and the Escrow Agreement notwithstanding any dispute or disagreement among the Covenantors or among the members of the Covenantors’ Committee without any liability to, or obligation to inquire of, any Covenantor or the other members of the Covenantors’ Committee, notwithstanding any knowledge on the part of Seller or Buyer of any such dispute or disagreement;

(ii) notice to the Covenantors’ Committee, delivered in the manner provided herein, shall be deemed to be notice to such Covenantor for the purposes of this Agreement and the Ancillary Agreements;

(iii) the authority of the Covenantors’ Committee, as described in this Agreement, shall be effective until the rights and obligations of the Covenantors’ Committee under this Agreement and the Escrow Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Covenantor to Parent and Buyer under this Agreement and the Escrow Agreement;

(iv) if any member of the Covenantors’ Committee resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor acceptable to Buyer is appointed by a majority-in-interest of the Covenantors within thirty 30 days, the Covenantors’ Committee shall consist solely of the remaining members of the Covenantors’ Committee and, under such circumstances, Buyer and the Covenantors shall be entitled to rely on any and all actions taken by the remaining members or member of the Covenantors’ Committee. If, as a result of such resignation or removal, there are no remaining members of the Covenantors’ Committee and no successor is appointed by a majority-in-interest of the Covenantors within 30 days, then Buyer shall have the right to appoint a member of the Covenantors’ Committee to serve as described in this Agreement (who shall be a Covenantor) and, under such circumstances, Buyer and Covenantors shall be entitled to rely on any and all actions taken by such member of the Covenantors’ Committee;

(v) there shall at no time be more than three members of the Covenantors’ Committee; and

(vi) no member of the Covenantors’ Committee shall be liable to any Covenantor for Damages with respect to any action taken or any omission by the Covenantors’ Committee pursuant to this Article 14, except to the extent such Damages are caused by such member’s gross negligence or willful misconduct.

(d) Each Covenantor agrees that, notwithstanding the foregoing, at the request of Buyer, he shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement (including delivery of his Interests and acceptance of the purchase price therefor) individually on his own behalf.

14.2       Limitation on Actions. Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to the Covenantors under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Covenantors’ Committee on behalf of the Covenantors. Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by Buyer against the Covenantors by service of process on each member of the Covenantors’ Committee and without the necessity of serving process on, or otherwise joining or naming any other Covenantor as a defendant in such claim, action, suit or other proceeding. With respect to any matter contemplated by this Section, a Covenantor shall be bound by any determination in favor of or against the Covenantors’ Committee or the terms of any settlement or release to which the Covenantors’ Committee shall become a party.

14.3      Indemnification. Each Covenantor shall indemnify each member of the Covenantors’ Committee against any Damages (except such as result from such member’s gross negligence or willful misconduct) that such member may suffer or incur in connection with any action taken or any omission by such member as a member of the Covenantors’ Committee except to the extent such Damages were caused by such member’s gross negligence or willful misconduct.

ARTICLE 15

MISCELLANEOUS

15.1      Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Parent or Buyer, to: Danny Moshaioff Retalix, Ltd. 10 Zarhin Street, Corex House 43000, Ra’anana, Israel Telecopy:: +972-9-744-4756 :	with a copy to: Harvey E. Bines, Esq. Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telecopy: (617) 338-2880
if to the Seller and Covenantors or Covenantors’ Committee, to: Victor Hamilton 2110 S. 169th Plaza Suite 200 Omaha, NE 68130 Telecopy: (866) 570-3855	with a copy to: Steven E. Zumbach Belin Lamson McCormick Zumbach Flynn A Professional Corporation 666 Walnut, Ste. 2000 Des Moines, IA 50309 Telecopy: (515) 283-4625

15.2      Amendments; No Waivers. (a)  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Parent, Buyer and Seller. Any provision of this Agreement may be waived by Parent, Buyer or Seller if the waiver is in writing and signed by the party to be bound.

(b)        No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.3      Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

15.4      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

15.5      Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

15.6      Counterparts; Effectiveness. This Agreement may be signed by facsimile and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

15.7      Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

15.8      Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

15.9        Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

15.10    Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware or the federal courts of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

15.11	Interpretation; Absence of Presumption.

(a)        For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

(b)        This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

15.12    Post-Closing Assistance to Sellers. For a period of two years after the Closing Date, Buyer shall use commercially reasonable efforts to make the services of Seller’s administrative personnel, including Mike Johnson, who continue to be employed by Buyer or any of its Affiliates available to provide assistance to the Seller and Covenantors’ Committee related to transitional matters, including accounting, financial and tax matters, in order to assist the Seller and Covenantors’ Committee and the Covenantors to discharge their post-Closing obligations under this Agreement. Notwithstanding the forgoing, such assistance shall be provided during non-working hours (or during working hours solely with the consent of Buyer), shall not include the provisioning of any confidential information and Buyer or its Affiliates, as the case may be, shall be reimbursed for all of its reasonable expenses incurred in connection with the assistance contemplated by this Section.

[Signature Page of Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RETALIX LTD.

By:________________/s/____________________
Name: Barry Shaked
Title: President and Chief Executive Officer

RETALIX SCM, INC.

By:________________/s/____________________
Name: Barry Shaked
Title: President and Chief Executive Officer

INTEGRATED DISTRIBUTION SOLUTIONS, LLC

By:________________/s/____________________
Name: Victor Hamilton
Title: CFO

SCHEDULE A

COVENANTORS:

H&S COMPUTER SERVICES, INC.

By:________________/s/____________________
Print Name: Victor Hamilton
Print Title: President

DATA TECH SERVICES, INC.

By:________________/s/____________________
Print Name: George Marin
Print Title: President

____________________/s/______________________
Victor Hamilton

____________________/s/______________________
Mike Kravchuk

____________________/s/______________________
Morgan Strattan

____________________/s/______________________
Tom Waples

____________________/s/______________________
Caroline Pugmire f/k/a Caroline Richardson

____________________/s/______________________
George Marin

____________________/s/______________________
Noel Sheridan

____________________/s/______________________
Roy Munnelley

____________________/s/______________________
Butch Bauscher

The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Confidentiality and Intellectual Property Agreement
Exhibit E	Form of Investment Agreement
Exhibit F	Form of Legal Opinion of Belin, Lamson, McCormick, Zumbach, Flynn
Exhibit G	Form of Legal Opinion of Sullivan & Worcester LLP
Exhibit H	Form of Employment Agreement

Schedules
Schedule 2.3(f)	Assumed Plans
Schedule 2.6(b)(ii)	Parent Common Stock
Schedule 2.6(b)(xi)	Sources and Use of Cash
Schedule 3.3	Required Consents
Schedule 3.5	Financial Statements
Schedule 3.5(d)	Internal Control Over Financial Reporting
Schedule 3.5(g)	External Audit Reports
Schedule 3.6	Absence of Certain Changes
Schedule 3.7	Personal Property
Schedule 3.8(b)	Real Property
Schedule 3.10	Title to Purchased Assets
Schedule 3.11	No Undisclosed Liabilities
Schedule 3.12	Litigation
Schedule 3.13	Contracts
Schedule 3.14(a)	Intellectual Property--Owned
Schedule 3.14(b)	Intellectual Property--Licensed
Schedule 3.14(c)	Intellectual Property--Obligations to Third Parties
Schedule 3.14(e)	Intellectual Property--Third Party Rights
Schedule 3.15	Insurance Coverage
Schedule 3.16	Compliance with Laws
Schedule 3.16(b)	Permits
Schedule 3.17(a)(i)	Employees
Schedule 3.17(a)(ii)	Contract Employees
Schedule 3.17(b)	Consultants/Independent Contractors
Schedule 3.17(d)	Employee Manuals
Schedule 3.17(e)	Employee Matters
Schedule 3.17(f)	Severance Pay
Schedule 3.18	Environmental Compliance
Schedule 3.18(b)	Environmental Permits
Schedule 3.20	Product Liability
Schedule 3.21	Transactions with Affiliates; Intercompany Agreements
Schedule 9.2(a)	Tax Matters
Schedule 9.2(c)	Tax Matters--Assessments
Schedule 9.2(f)	Tax Matters--Jurisdictions

Schedule 10.2	Employee Plans
Schedule 10.2(h)	Transaction Related Employee Compensation
Schedule 10.3	Transferred Employees
Schedule 10.4(c)	Employee Flex Spending Accounts
Schedule 11.2(h)	Confidential and Intellectual Property